EXHIBIT 23.2

CONSENT OF RYDER SCOTT COMPANY, L.P.

As independent oil and gas consultants, Ryder Scott Company, L.P. hereby consents to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-84258, 33-89282, 33-88196, 333-27525, 333-07255, 333-30324, 333-46129, 333-30478, 333-52666, 333-52668, 333-67734, 333-67736, 333-67740 and 333-109162), Form S-3 (File Nos. 333-61508, 333-76546, 333-104394 and 333-109657), and Form S-4 (File No. 333-104396) of Chesapeake Energy Corporation of information from our reserve report dated February 23, 2004, entitled “Estimated Future Reserves and Income Attributable to Certain Leasehold Interests (SEC Parameters) as of December 31, 2003” and all references to our firm included in or made a part of the Chesapeake Energy Corporation Annual Report on Form 10-K to be filed with the Securities and Exchange Commission on or about March 15, 2004.

RYDER SCOTT COMPANY, L.P.

Houston, Texas

March 15, 2004